Exhibit 99.3

北京大成（上海）律师事务所

Beijing Dacheng Law Offices,LLP (Shanghai)

www.dentons.cn

上海市世纪大道100号环球金融中心9层、24层 (200120)

19th/24th Floor, Shanghai World Financial Center，

100 Century Avenue,Shanghai, China

Tel: +86 21-58785888 Fax: +86 21-58786866

September 19, 2021

To: JIN MEDICAL INTERNATIONAL LTD. (the “Company”)

No. 33 Lingxiang Road, Wujin District

Changzhou City, Jiangsu Province

People’s Republic of China

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We act as the PRC counsel to JIN MEDICAL INTERNATIONAL LTD. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of certain number of ordinary shares, par value $0.001 per share, of the Company (the “Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Ordinary Shares on the Nasdaq Capital Market.

1	Documents and Assumptions

1.1	In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Companies (as defined below) and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively the “Documents”).

1.2	In rendering this opinion, we have assumed without independent investigation that (“Assumptions”):

1.2.1	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

1.2.2	Each of the parties to the Documents, other than the PRC Companies, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

1.2.3	The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

1.2.4	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

1.2.5	All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this legal opinion are true, correct and complete.

2	Definitions

2. 1	In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

2.1.1	“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

2.1.2	“Governmental Authorizations” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

2.1.3	“M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange, which became effective on September 8, 2006 and was amended on June 22, 2009 by the Ministry of Commerce;

2.1.4	“PRC Companies” means PRC Subsidiary and PRC Operating Entity, and “PRC Company” means any of them;

2.1.5	“PRC Operating Entity” means Changzhou Zhongjin Medical Co., Ltd. (“Changzhou Zhongjin”);

2.1.6	“WFOE” means Erhua Medical Technology（Changzhou）Co., Ltd., a limited liability company organized under the laws of the PRC and an indirect wholly-owned subsidiary of the Company;

2.1.7	“PRC Subsidiaries” means Changzhou Zhongjin Jing’Ao Trading Co., Ltd and Zhongjin Medical Equipment Taizhou Co., Ltd., and “PRC Subsidiary” means any of them;

2.1.8

“PRC Laws” mean all applicable national, provincial and local laws, regulations, rules, orders, decrees, and supreme court’s judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion;

2.1.9	“CSRC” means China Securities Regulatory Commission.

3	Opinions

3.1	Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

3.1.1 Corporate Structure.

To the best of our knowledge after due inquiry, the ownership structure of the PRC Companies as set forth under the section captioned “Our History and Corporate Structure” in the Registration Statement, does not and will not, immediately after the Offering, violate any applicable PRC Laws in any material aspects. Each of the PRC Companies has been duly organized in accordance with the PRC Laws and validly exists as a wholly foreign owned enterprise or a domestic limited liability company, as the case may be, with full legal person status and limited liability under the applicable PRC Laws. Each of the PRC Companies is in good standing in each respective jurisdiction of its organization.   The shareholders of Changzhou Zhongjin have completed the initial registrations under the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Investment and Financing and Roundtrip Investment through Offshore Special Purpose Vehicles promulgated by the State Administration of Foreign Exchange of the PRC on October 21, 2005.

3.1.2 VIE Structure.

The ownership structure of the PRC Companies, currently and immediately after giving effect to the Offering, will not result in any violation of PRC laws or regulations currently in effect. Each of PRC Companies and, to the best of our knowledge after due inquiry, each shareholder of Changzhou Zhongjin, has full power, authority and legal right (corporate or otherwise) to execute, deliver and perform their respective obligations in respect of each of the agreements under the contractual arrangements described in the Registration Statement under the caption “Our History and Corporate Structure” (the “VIE Agreements”) to which it is a party, and has duly authorized, executed and delivered each of the VIE Agreements to which it is a party.

According to the provisions of relevant laws and regulations of PRC, the VIE Agreements are compliant with the provisions of existing laws and regulations of PRC. The PRC Operating Entity has completed the registration of the pledge of relevant equity interests with the PRC administrative authorities for industry and commerce. The VIE Agreements are valid, binding and enforceable, and will not result in any violation of (i) PRC laws or regulations currently in effect, or (ii) any violation of the business license, articles of association, approval certificate or other constitutional documents (if any) of the PRC Companies. No Governmental Authorizations are required under any PRC Laws in connection with the due execution, delivery or performance of each of the VIE Agreements other than those already obtained.

To the best of our knowledge after due inquiry, none of the PRC Companies is in material breach or default in the performance or observance of the VIE Agreements to which it is a party.

3.1.3 M&A Rules.

The M&A Rules, in particular the relevant provisions thereof, purport, among other things, to require offshore special purpose vehicles formed for the purpose of obtaining a stock exchange listing outside of PRC and controlled directly or indirectly by Chinese companies or natural persons, to obtain the approval of the CSRC prior to the listing and trading of their securities on any stock exchange located outside of PRC.

Based on our understanding of the explicit provisions of the PRC Laws as of the date hereof, given that (a) the CSRC currently has not issued any definitive rule or interpretation concerning whether the Offering are subject to the M&A Rules; (b) the Company established WFOE, as a foreign-invested enterprise by means of direct investment and not through a merger or acquisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rule, and (c) no provision in the M&A Rules classifies the contractual arrangements among WFOE, Changzhou Zhongjin and its shareholders as a type of acquisition transaction falling under the M&A Rule. We are of the opinion that, the issuance and listing of the Ordinary Shares on the Nasdaq Capital Market, does not require the Company to obtain any prior approval from CSRC. However, there are substantial uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and our opinions stated above are subject to any new PRC Laws or detailed implementations and interpretations in any form relating to the M&A Rules, and there can be no assurance that the Governmental Agencies will ultimately take a view that is consistent with our opinion stated above.

3.1.4 Enforceability of Civil Procedures.

The recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they determine that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

3.1.5 Taxation.

The statements made in the Registration Statement under the caption “MATERIAL INCOME TAX CONSIDERATION—People’s Republic of China Enterprise Taxation,” with respect to the PRC tax laws and regulations, constitute true and accurate descriptions of the matters described therein in all material aspects.

3.1.6 Statements in the Registration Statement

All statements set forth in the Registration Statement under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Enforceability of Civil Liabilities,” “Dividend Policy”, “Business,” “Regulations,” “Management,” “Related Party Transactions” “Material Income Tax Consideration” and elsewhere, in each case insofar as such statements describe or summarize the PRC legal or regulatory matters, constitute our opinions on such matters in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material aspects.

3.2	Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

3.2.1	Our opinion is limited to the PRC laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

3.2.2	The PRC laws and regulations referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

3.2.3	Our opinion is subject to the effects of (i)certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation, (ii)any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form, (iii)judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages, and (iv)the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

3.2.4	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

3.2.5	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Company and PRC government officials.

3.2.6	This opinion is intended to be used in the context which is specifically referred to herein.

3.2.7	We have not undertaken any independent investigation to ascertain the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company and the PRC Subsidiaries or the rendering of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ Beijing Dacheng Law Offices, LLP(Shanghai)
Beijing Dacheng Law Offices, LLP(Shanghai)

APPENDIX

List of VIE Agreements

1.	Exclusive Business Cooperation and Service Agreement (独家业务合作及服务协议) entered into by and among the WFOE and Changzhou Zhongjin

2.	Proxy Agreement (委托协议) entered into by and among the WFOE，Changzhou Zhongjin and the shareholders of Changzhou Zhongjin

3.	Share Disposal and Exclusive Option to Purchase Agreement (股权处分及独家购买权协议) entered into by and among the WFOE，Changzhou Zhongjin and the shareholders of Changzhou Zhongjin

4.	Equity Pledge Agreement (股权质押协议) entered into by and among the WFOE，Changzhou Zhongjin and the shareholders of Changzhou Zhongjin.

5.	The Spousal Consent Letters(配偶同意函) duly signed by relevant spouse of Wang Erqi and Ren Zhenqing on 18 th March 2021